Exhibit 10.1

THE COMPANY HAS APPLIED FOR CONFIDENTIAL TREATMENT OF CERTAIN PROVISIONS OF THIS EXHIBIT WITH THE SECURITIES AND EXCHANGE COMMISSION. THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT ARE BRACKETED AND MARKED WITH ASTERISKS ([***]) AND HAVE BEEN OMITTED. THE OMITTED PORTIONS OF THIS EXHIBIT WILL BE FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

ANTARES PHARMA, INC.

2008 EQUITY COMPENSATION PLAN

PERFORMANCE STOCK UNIT SUMMARY OF GRANT

Antares Pharma, Inc., a Delaware corporation (the “Company”), pursuant to its 2008 Equity Compensation Plan, as amended and restated (the “Plan”), hereby grants to the individual listed below (the “Grantee”), this performance stock unit award representing the target number of performance stock units set forth below (the “Performance Stock Units”) that may become earned and vested by the Grantee based on the level of achievement of the Performance Goals. The actual number of Performance Stock Units earned and vested will be based on the actual performance level achieved with respect to the Performance Goals set forth on Schedule A. The Performance Stock Units are subject in all respects to the terms and conditions set forth herein, in the Performance Stock Unit Award Agreement attached hereto as Exhibit A (the “Performance Stock Unit Award Agreement”) and the Plan, each of which is incorporated herein by reference and made part hereof. Unless otherwise defined herein, capitalized terms used in this Performance Stock Unit Summary of Grant (the “Summary of Grant”) and the Performance Stock Unit Award Agreement shall have the meanings set forth in the Plan.

Grantee:	[ ]

Date of Grant:	July 6, 2012

Target Award:	[ ] Performance Stock Units

Performance Period:	As set forth on Schedule A, either the three or four-year period beginning on January 1, 2012 and ending on December 31, 2014 or December 31, 2015, respectively (each, a “Performance Period”).

Performance Goals:	The Performance Goals are based on the three performance measures set forth on Schedule A.

Vesting Schedule:

The Performance Stock Units will become earned and vested based on the performance level achieved with respect to the Performance Goals and the Grantee’s continued employment or service with the Employer through the last day of the applicable Performance Period (each such day, a “Vesting Date”).

The number of Performance Stock Units set forth above is equal to the target number of shares of Company Stock that the Grantee will earn and become vested in for 100% achievement of the Performance Goals (referred to as the “Target Award”). The actual number of shares of Company Stock that the Grantee will become earned and vested in with respect to the Performance Stock Units may be greater or less than the Target Award, or even zero, and will be based on the performance level achieved by the Company with respect to the Performance Goals, as set forth on Schedule A. Performance level is measured based on the threshold, target and maximum performance levels set forth on Schedule A.

Each performance level is calculated as a percentage of target level performance. Threshold performance level is 50% of target, target performance level is 100% of target and maximum performance level is 150% of target. If actual performance with respect to the net revenue Performance Goal only is between performance levels, the number of Performance Stock Units earned and vested with respect to that Performance Goal, if any, will be interpolated on a straight line basis for pro-rata achievement of the Performance Goals, rounded down to the nearest whole number. Failure to achieve the threshold performance level with respect to any Performance Goal will result in no Performance Stock Units being earned and vested with respect to that Performance Goal.

In the event a Change of Control occurs while the Grantee is employed by, or providing service to, the Employer, the Performance Stock Units will vest as if target performance had been achieved as to each Performance Goal, such that the Target Award is deemed fully earned and vested as of the date of the Change of Control.

Issuance Schedule:	The Grantee will receive a distribution with respect to the Performance Stock Units earned and vested pursuant to this Performance Stock Unit Award, if any, within 60 days following the applicable Vesting Date (each, a “Payment Date”); provided, however, that such distribution will be made not later than March 15 of the fiscal year following the applicable Vesting Date. Distribution will be made with respect to the Performance Stock Units on the Payment Date in shares of Company Stock, with each Performance Stock Unit earned and vested equivalent to one share of Company Stock. In no event shall any fractional shares be issued. The Grantee must be employed by, or providing service, to the Employer on the applicable Vesting Date in order to earn and vest in the Performance Stock Units, unless the Committee determines otherwise.

Grantee Acceptance:

By signing the acknowledgement below, the Grantee agrees to be bound by the terms and conditions of the Plan, the Performance Stock Unit Award Agreement and this Summary of Grant and accepts the Performance Stock Units following the date of the Company’s notification to the Grantee of the award of the Performance Stock Units (the “Notification Date”). The Grantee will accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Summary of Grant or the Performance Stock Unit Award Agreement.

The Grantee acknowledges delivery of a copy of the Plan and the Plan prospectus together this with this Summary of Grant and the Performance Stock Unit Award Agreement. Additional copies of the Plan and the Plan prospectus are available upon request by contacting the Chief Financial Officer at (609) 359-3020.

Agreed and accepted:

Grantee

Date

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SCHEDULE A

PERFORMANCE GOALS

The number of Performance Stock Units that may become earned and vested shall be determined based on the actual performance level achieved with respect to the following performance measures during the applicable Performance Period: Third-Year (2014) Net Revenue; 4-Year New Drug Application (NDA) Completion for [***]; and commercial launch of [***] by [***] (collectively referred to as the “Performance Goals,” and each individual measure, a “Performance Goal”). The chart below sets forth the applicable weighting and Performance Goals at each performance level for each performance measure for the applicable Performance Period:

For purposes of the Third-Year (2014) Net Revenue and commercial launch of [***], the Performance Period is January 1, 2012 – December 31, 2014 and for purposes of the 4-Year NDA Completion for [***], the Performance Period is January 1, 2012 – December 31, 2015*

Performance Measure	Weight	Performance Level	Performance Goals	Performance Stock Units Earned and Vested as a Percentage of Target (% of Target)
Third-Year (2014) Net Revenue	33-1/3%	Threshold	Third-Year (2014) Net Revenue of at least $[***] million but less than $[***] million	50%
		Target	Third-Year (2014) Net Revenue of at least $[***] million but less than $[***] million	100%
		Maximum	Third-Year (2014) Net Revenue of $[***] million or above	150%
4-Year New Drug Application (NDA) Completion for [***]	33-1/3%	Threshold	NDA completion by [***]	50%
		Target	NDA completion by [***]	100%
		Maximum	NDA completion by [***]	150%
Commercial Launch of [***]	33-1/3%	Threshold	Launch by [***]	50%
		Target	Launch by [***]	100%
		Maximum	Launch by [***]	150%

*

The actual number of Performance Stock Units earned and vested will be based on the actual performance level achieved with respect to each performance level and, with respect to the net revenue Performance Goal only, will be interpolated on a straight line basis for pro-rata achievement, rounded down to the nearest whole number for performance at or between performance levels. If the actual performance level achieved for any Performance Goal does not meet threshold performance (i.e., less than 50%) for the applicable Performance Goal, then no Performance Stock Units will be earned and

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vested for that Performance Goal pursuant to this Award. Threshold level performance may be achieved for one Performance Goal and not another based on the Company’s actual performance during the applicable Performance Period. The actual number of Performance Stock Units earned and vested will be determined by the Committee based on the actual performance level achieved with respect to the applicable Performance Goals during the applicable Performance Period, factoring in the weighting for each Performance Goal. The maximum number of Performance Stock Units that may become earned and vested pursuant to this Award is capped at 150% of the Target Award.

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ANTARES PHARMA, INC.

PERFORMANCE STOCK UNIT AWARD AGREEMENT

(Pursuant to the Company’s 2008 Equity Compensation Plan)

This PERFORMANCE STOCK UNIT AWARD AGREEMENT (this “Agreement”) dated as of the Date of Grant set forth in the Summary of Grant is delivered by Antares Pharma, Inc. (the “Company”) to the individual named in the Summary of Grant (the “Grantee”).

RECITALS

A. The Antares Pharma, Inc. 2008 Equity Compensation Plan, as amended and restated (the “Plan”), provides for the grant of restricted stock units that are payable if specified performance goals are met (referred to herein as “Performance Stock Units”), in accordance with the terms and conditions of the Plan.

B. The Compensation Committee of the Board of Directors of the Company (the “Committee”) has decided to make a Performance Stock Unit Award grant as an inducement for the Grantee to promote the best interests of the Company and its stockholders.

C. The Grantee acknowledges delivery of a copy of the Plan and the Plan prospectus together with this Summary of Grant and the Performance Stock Unit Award Agreement. Additional copies of the Plan and the Plan prospectus are available upon request by contacting the Chief Financial Officer at (609) 359-3020.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Performance Stock Unit Grant.

(a) Subject to the terms, restrictions and conditions set forth in the Summary of Grant, this Agreement and the Plan, the Company hereby grants to the Grantee the right to receive the shares of Company Stock in the amount and on the terms set forth in the Summary of Grant upon achievement of the Performance Goals as set forth in the Summary of Grant and satisfaction of the requirements of the Vesting Schedule set forth in the Summary of Grant. No shares of Company Stock shall be issued to the Grantee on the Date of Grant.

(b) The Committee shall, as soon as practicable following the last day of the Performance Period, certify (i) the extent, if any, to which, the Performance Goals have been achieved with respect to the Performance Period and (ii) the number of shares of Company Stock, if any, earned upon attainment of the Performance Goal. Such certification shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law. In the event that the Committee makes a final determination that the Performance Goals have not been achieved, the Grantee shall have no further rights to receive shares of Company Stock hereunder.

(c) The Committee may at any time prior to the final determination of whether the Performance Goals have been attained, change the Performance Goals or change the weighting of the Performance Goals to reflect any change in the Grantee’s responsibility level or position during the course of the period beginning on the Date of Grant and ending on the last day of the Performance Period. In addition, the Committee may, at any time prior to the final determination of whether the Performance Goals have been attained, change the Performance Goals to reflect a change in corporate capitalization, such as a stock split or stock dividend, or a corporate transaction, such as a merger, consolidation, separation, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature.

2. Stockholder Rights. Prior to the issuance, if any, of shares of Company Stock pursuant to the terms of the Summary of Grant, this Agreement and the Plan, the Grantee shall not (a) have any of the rights or privileges of, a stockholder of the Company; (b) have the right to receive any dividends or other distributions; and (c) have any interest in any fund or specific assets of the Company by reason of this Agreement.

3. Vesting.

(a) The shares of Company Stock subject to this Agreement will become earned based on the actual level of performance achieved with respect to the Performance Goals for the Performance Period on the terms set forth in the Summary of Grant and as determined by the Committee and provided that the Grantee satisfies the requirements of the Vesting Schedule set forth in the Summary of Grant.

(b) If the Grantee ceases to be employed by, or provide service to, the Employer for any reason prior to the applicable Vesting Date, the Grantee shall forfeit all rights to receive shares of Company Stock hereunder and the Grantee will not have any rights with respect to any portion of the shares of Company Stock that have not yet become vested as of the date the Grantee ceases to be employed by, or provide service to, the Employer, irrespective of the level of achievement of the Performance Goals.

4. Issuance.

(a) Shares of Company Stock equal to the number of shares of Company Stock that the Grantee earns upon achievement of the Performance Goals and becomes vested in the right to receive in accordance with the Vesting Schedule, in each case, as set forth in the Summary of Grant shall be issued to the Grantee as set forth in the Summary of Grant and a certificate representing the Company Stock shall be issued to the Grantee, free of the restrictions under Section 5 of this Agreement.

(b) The obligation of the Company to deliver the Company Stock to the Grantee following the applicable Vesting Date shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

5. Nonassignability of Company Stock. During the period prior to the certification of the Performance Goals and prior to the Vesting Date, the right to receive shares of Company Stock may not be assigned, transferred, pledged or otherwise disposed of by the Grantee, except as permitted under the Plan or by the Committee. Any attempt to assign, transfer, pledge or otherwise dispose of the right to receive shares of Company Stock contrary to the provisions the Summary of Grant, this Agreement and the Plan, and the levy of any execution, attachment or similar process upon the right to receive the shares, shall be null, void and without effect.

6. Change of Control. Except as provided in the Summary of Grant, the provisions of the Plan applicable to a Change of Control shall apply to the right to receive the Company Stock issuable upon attainment of the Performance Goals and satisfaction of the Vesting Schedule set forth in the Summary of Grant, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

7. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. This grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law. The Committee shall have the authority to interpret and construe this grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

8. Withholding. Unless the Committee provides otherwise, the number of shares of Company Stock distributed to the Grantee with respect to the Performance Stock Units will be reduced by a number of shares sufficient to satisfy the amount of any federal, state or local income and employment taxes associated with the distribution. Notwithstanding the foregoing, the Employer may require that the Grantee receiving any distribution or payment hereunder pay to the Employer the amount of any federal, state or local income and employment taxes that the Employer is required to withhold with respect to such payment, or the Employer may deduct from other compensation paid by the Employer the amount of any federal, state or local income and employment taxes due with respect to the Performance Stock Units. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local income and employment taxes due with respect to any distribution or payment received under this Agreement. In no event shall the amount of withholding exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

9. No Employment or Other Rights. This grant shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

10. Recoupment Policy. The Grantee agrees that the Grantee will be subject to any compensation, clawback and recoupment policies that may be applicable to the Grantee as an employee of the Employer, as in effect from time to time and as approved by the Board of Directors or a duly authorized committee thereof, whether or not approved before or after the Date of Grant.

11. Assignment by Company. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

12. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws provisions thereof.

13. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Chairman of the Compensation Committee at the corporate headquarters of the Company, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

14. Application of Section 409A of the Internal Revenue Code. This Agreement, including the right to receive Company Stock upon achievement of the Performance Goals and satisfaction of the Vesting Schedule, is intended to be exempt from the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to the short-term deferral exemption thereunder, and this Agreement, including the right to receive Company Stock upon the achievement of the Performance Goals and satisfaction of the Vesting Schedule, shall be interpreted on a basis consistent with such intent. Notwithstanding any provision in this Agreement to the contrary, if the Grantee is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments otherwise payable under this Agreement to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the payment until five days after the end of the six-month period following the Grantee’s “separation from service” (as defined under section 409A of the Code). If the Grantee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Grantee’s estate within 60 days after the date of the Grantee’s death. The determination of who is a specified employee, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee in accordance with the provisions of sections 416(i) and 409A of the Code. In no event shall the Grantee, directly or indirectly, designate the calendar year of payment. For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment. This Agreement may be amended without the consent of the Grantee in any respect deemed by the Committee to be necessary in order to preserve compliance with section 409A of the Code or other applicable law.